                                                                      EXHIBIT 15





          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES

                     PURSUANT TO RULE 6e-3(T)(b)(12)(iii)
                     OF THE INVESTMENT COMPANY ACT OF 1940

               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES

                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

                               TABLE OF CONTENTS

INTRODUCTION.................................................................1
I. ISSUANCE OF POLICIES......................................................1
   A.  Insurance Underwriting Standards and Application Processing...........1
   B.  Rate Structure for Guaranteed Coverage Premium, Monthly Deductions
       and Surrender Charge..................................................2
   C.  Premium Processing....................................................3
   D.  Reinstatement.........................................................4
   E.  Misstatement of Age or Sex............................................5
   F.  Preferred Risk Classification.........................................5
   G.  Increase in Specified Amount..........................................5
   H.  Change in Death Benefit Option........................................6
   I.  Riders................................................................7
   J.  Repayment of Policy Debt..............................................7
II.  REDEMPTION OF POLICIES AND TRANSFERS....................................8
   A.  Guaranteed Coverage Benefit...........................................8
   B.  Policy Lapse and Grace Period.........................................8
   C.  Surrenders............................................................9
   D.  Policy Loans.........................................................10
   E.  Death Benefits and Death Benefit Proceeds............................12
   F.  Decrease in Specified Amount.........................................13
   G.  Transfers............................................................14
   H.  Refund Privilege.....................................................14
   I.  Dollar Cost Averaging................................................15
   J.  Rebalancing..........................................................15
   K.  Monthly Deduction....................................................16
   L.  Daily Asset Charge...................................................16
   M.  Postponement of Payments.............................................17
III. COMMUNICATIONS.........................................................17

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY


                                 INTRODUCTION
                                 ------------

This document sets forth, as required by Rule 6e-3(T)(b)(12)(iii) of the Investment Company Act of 1940, the administrative procedures to be followed by American National Insurance Company ("American National" or "the Company") in connection with its issuance of Variable Universal Life II Insurance Policies, the transfer of assets held thereunder, and the redemption by Policyowners of their interests in the Policies. Capitalized terms used but not defined herein have the same meaning as in the prospectus for the Policies that is included in the current registration statement for the Policies as filed with the Securities and Exchange Commission ("SEC").


                            I. ISSUANCE OF POLICIES
                            -----------------------


A.  INSURANCE UNDERWRITING STANDARDS AND APPLICATION PROCESSING

Individuals wishing to purchase a Policy must complete an application and submit it to American National's home office. American National reserves the right to reject an application. Acceptance of the application and issuance of a Policy are subject to American National's underwriting rules. The underwriting procedures followed entail an evaluation of risks designed to determine whether the proposed Insured is insurable and if so, the appropriate underwriting risk classification. Such procedures will be in accordance with American National's established underwriting standards and state insurance laws. This process may involve verification procedures including, but not limited to, medical examinations and may require that further information be provided by the proposed Insured or applicant or obtained from third parties, such as the Medical Information Bureau or inspection reports. A Policy will not be issued until this underwriting process is complete.

Differences in state laws may require American National to offer a Policy in one or more states which has suicide, incontestability, refund, or other provisions which are more favorable to a Policyowner than provisions in a Policy offered in other states.

At issue, the minimum Specified Amount is $100,000 for preferred risk classification and $50,000 otherwise. Age at Issue is determined on the Insured's age last birthday as of the Policy Date. The Policy is only available on proposed Insured who have an age last birthday of 80 or less at the time the Policy is purchased.

A minimum (initial) premium is required to effectuate the Policy. It must be at least one-twelfth of the Guaranteed Coverage Premium. In general, if this minimum premium is submitted with the application and each of the following 4 conditions are satisfied fully, the conditional receipt provided to the Policyowner in connection with the application grants that insurance as provided by the terms and conditions of the

                                    Page 1


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          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY


Policy will become effective on the latest of (a) the date of completion of the application, (b) the date of completion of all medical exams and tests required by American National, or (c) if the application requests a Policy Date which is later than the date of the conditional receipt given at time of application, the Policy Date requested by the applicant. In no event will the total liability of American National under all conditional receipts with the Company on the life of the proposed Insured exceed $250,000. The 4 conditions that must be satisfied fully are:

        1. The payment received with the application must equal the minimum initial premium for the amount of insurance applied for and for the mode of premium payment selected;

        2. All medical examinations and tests required under American National's initial application requirements must be completed and the reports of those medical examinations and tests must be received at the Company's home office within 45 days after the days of the conditional receipt;

        3. On the effective date (as defined above) all persons proposed for insurance must be insurable at standard premium rates for the plan and amount of insurance requested in the application, and in good health; and

        4.  There is no material misrepresentation in the application.

If one or more of the above conditions have not been satisfied fully within 45 days of the date of the conditional receipt, American National's liability is limited to a refund of the amount paid.

If the minimum (initial) premium is not submitted with the application or any of the requirements for coverage as provided under the conditional receipt are not satisfied fully, then the Effective Date is generally the Date of Issue of the Policy upon:

        1.  Payment of the minimum premium, as shown on the Policy Data Page;
            and

        2.  Policy delivery during the Insured's lifetime and good health.

Insurance coverage may also begin on any other date mutually agreeable to American National and the Policyowner as long as such date complies with all applicable state and federal laws and regulation.

B. RATE STRUCTURE FOR GUARANTEED COVERAGE PREMIUM, MONTHLY DEDUCTIONS AND SURRENDER CHARGE

The Policies will be offered and sold pursuant to American National's established underwriting standards and in accordance with state insurance laws. State laws prohibit unfair discrimination among Policyowners but recognize that premiums and insurance charges and deductions are based upon factors such as age, sex, health and occupation.

Rates used to compute Guaranteed Coverage Premium, Monthly Deductions and surrender charge will not necessarily be the same for all Policyowners. Insurance is based on the principle of pooling and distribution of risks, which assumes each

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

policyowner pays premium and insurance charges and deductions commensurate with the insured's mortality risk as actuarially determined utilizing factors such as the specified amount of the policy and the insured's age, sex, health and occupation. Accordingly, while rates used to compute Guaranteed Coverage Premium, Monthly Deductions and surrender charge will not necessarily be the same for all Policies, there will be uniform rates for all Policies of the same Specified Amount and Insureds of the same Age at Issue, Attained Age, sex (for Policies issued on a sex distinct basis), and underwriting risk classification.

C. PREMIUM PROCESSING

The Policy is a flexible premium policy since, subject to the limitations given below, there is no fixed schedule of required premium payments.

All premiums are payable at American National's home office. The initial premium is due no later than the Policy Date. It must be at least one-twelfth of the Guaranteed Coverage Premium. Premium payments received within 15 days after the Date of Issue are allocated to the Subaccount for the AN Money Market Portfolio. Any initial premium payment received with the application will be allocated to the AN Money Market Portfolio as of the Date of Issue, for 15 days. Upon expiration of such period, the Accumulation Value of the Subaccount for the AN Money Market Portfolio will be allocated to the Subaccounts and the Fixed Account as selected by the Policyowner. Premium payments received prior to the Date of Issue are held in the General Account, without interest, until the Date of Issue, at which time they are allocated to the Subaccount for the AN Money Market Portfolio. Premiums received 16 or more days after the Date of Issue are allocated to the Subaccounts and the Fixed Account as selected by the Policyowner. If there is any Policy Debt at the time of a payment, the payment will be treated as a premium payment, and not repayment of Policy Debt, unless otherwise instructed by the Policyowner by proper written notice.

No charges will be deducted from any premium payment before allocating it among the Subaccounts and the Fixed Account. The Policyowner specifies the premium allocation desired in the Policy application. The minimum percentage of a premium payment that may be allocated to any one Subaccount or the Fixed Account is 10%, and fractional percentages may not be used. The allocation percentages must total 100%. The allocation for future premiums may be changed by providing proper notice to American National's home office. There is no charge for changing the allocation. The revised allocation instructions will apply to future premiums received on or after the day the notice is received.

The Policyowner may determine a Planned Periodic Premium schedule. During the period the Guaranteed Coverage Benefit is in effect the Planned Periodic Premium must be no less than the Guaranteed Coverage Premium. Premium payment notices will be periodically sent to the Policyowner based upon the frequency selected for Planned Periodic Premiums. The Policyowner can change the frequency and amount of Planned Periodic Premiums by written request. American National reserves the right to limit any increase in the Planned Periodic Premium in order to comply with

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

applicable federal tax law. The Policyowner is not required to pay premiums in accordance with this schedule. Failure to pay a Planned Periodic Premium will not necessarily cause a Policy to lapse but, unless the Guaranteed Coverage Benefit provision is in effect, the Policy could lapse even if Planned Periodic Premiums have been paid. Payment of the Guaranteed Coverage Premium is required to maintain the Guaranteed Coverage Benefit. (See Section II.A.)

Any premium received in an amount different that the Planned Periodic Premium will be considered an unscheduled premium. A Policyowner may make unscheduled premium payments at any time in any amount, or skip premium payments, subject to the guideline premium limitations described below.

In no event may the total of all premium paid exceed the current maximum premium limitation under federal tax law (guideline premium limitation). If at any time a premium is paid which would result in total premiums exceeding such limitation, only the portion making total premiums equal to the limitation will be accepted. Any part of the premium in excess of that amount will be returned to the Policyowner or applied as otherwise agreed and no further premiums will be accepted until allowed under the limitation.

American National may require additional evidence of insurability if any premium payment results in an increase in the Policy's net amount at risk on the date the premium is received. American National also reserves the right to establish a minimum acceptable premium amount.

D. REINSTATEMENT

A lapsed Policy may be reinstated any time within 5 years after the date coverage is terminated. A Policy cannot be reinstated if it was surrendered. Reinstatement will be effected based on the Insured's underwriting classification at the time of the reinstatement. An application for reinstatement must be submitted to American National. Reinstatement is subject to the following:

 . Evidence of insurability (including evidence of insurability of any person covered by a rider to reinstate the rider);

 . Reinstatement or repayment of any Policy Debt, with interest due and accrued assessed as allowed by state law;

 . Payment of the amount of any Monthly Deductions not collected during the grace period;

 . Payment of premium sufficient to pay the Monthly Deduction for 3 months after the date of reinstatement; and

 . The surrender charge will be restored as of the Date of Issue and for any increase in Specified Amount as of the date of increase.

The original Date of Issue, and the Effective Dates of increases in Specified Amount (if applicable), will be used for purposes of calculating Monthly Deductions and the

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

surrender charge. If any Policy Debt is reinstated, the amount thereof will be held in the General Account. The Effective Date of reinstatement will be the first Monthly Deduction Date on or next following the date of approval by American National of the application for reinstatement.

E. MISSTATEMENT OF AGE OR SEX

If the Insured's age or sex (if the Policy is issued on a sex distinct basis) has been stated incorrectly, the Death Benefit will be that which could have been purchased by the most recent cost of insurance charge at the correct age and sex.

F. PREFERRED RISK CLASSIFICATION

At issue, a minimum Specified Amount of $100,000 is required to be considered for a preferred risk classification. At all times while in force, the total Specified Amount of a Policy must remain at least $100,000 to maintain a preferred classification. Therefore, if for any reason (e.g. a decrease in Specified Amount, a partial surrender, or a Death Benefit Option change), the Specified Amount falls below $100,000 the risk classification associated with the initial Specified Amount and all prior increases in Specified Amount will be changed from preferred to standard. If an in force Policy is not currently classified as preferred but the Policyowner requests an increase in Specified Amount such that the total Specified Amount of the increased Policy is at least $100,000, the increase, subject to underwriting, can be issued preferred. If the increase is issued preferred, the underwriting class of the initial and any previous increase in Specified Amount may be changed to preferred. (See Section I.G., "Increase in Specified Amount".) Such change would affect future (but not previous) Policy deductions. Alternatively, if an in force Policy is currently classified as preferred and the Policyowner requests an increase in Specified Amount that is not classified as preferred, the preferred underwriting class of the initial and any previous increase in Specified Amount will not be changed.

G. INCREASE IN SPECIFIED AMOUNT

The Policyowner can increase the Specified Amount of the Policy at any time, subject to certain limitations including American National's right to evidence of insurability. A written application for an increase in Specified Amount must be submitted. The minimum amount of any increase is $5,000, and an increase cannot be made if the Insured's Attained Age is over 80. An increase during the time the Guaranteed Coverage Benefit is in effect will increase the Guaranteed Coverage Premium requirement. In certain instances American National can require an additional premium payment to effect the requested increase. The amount of such required

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

premium payment, if any, would depend upon the Accumulation Value at the time of increase and the amount of increase requested.

The underwriting risk classification will be determined separately for the initial Specified Amount and each increase in Specified Amount. As a result, the underwriting risk classification for the initial Specified Amount and each increase may be different. An increase in Specified Amount may increase surrender charges as well as certain charges deducted from the Accumulation Value on each Monthly Deduction Date. An increase in Specified Amount may affect the rates at which charges and deductions are assessed against the Policy. The monthly cost of insurance, the monthly load per $1,000 of Specified Amount, and surrender charge will be calculated separately for the initial Specified Amount and each increase in Specified Amount. American National's current practice is that the underwriting risk classification of the initial Specified Amount and each previous increase may be changed to the classification of the latest increase if such change is advantageous to the Policyowner. Such change would affect future (but not previous) Policy deductions. A change in the risk classification of the initial Specified Amount or any previous increase in Specified Amount to a less advantageous classification cannot currently be made.

The Policyowner will have a "free look period" which will apply only to the increase in Specified Amount and not the entire Policy. The rights under this free look are comparable to the rights afforded a purchaser of a new Policy. The Policyowner may cancel the increase in Specified Amount within 10 days after receiving the Policy as increased. Except as otherwise required by state law or regulation, if so canceled, the amount of refund is premiums paid attributable to such increase in Specified Amount adjusted by investment gains and losses.

Any increase in Specified Amount will take effect on the Monthly Deduction Date which coincides with or next follows the date American National approves an application for such change.

H. CHANGE IN DEATH BENEFIT OPTION

The Death Benefit option in effect may be changed at any time by the Policyowner's written request. The effective date of such a change will be the Monthly Deduction Date on or next following the date the written request is received by American National. No evidence of insurability will be required by American National before effectuating a change in Death Benefit option.

A change in Death Benefit option will not result in an immediate change in the amount of Accumulation Value. However, such change may affect subsequent Monthly Deductions and surrender charges.

If the Death Benefit option is changed from Option A to Option B, the Specified Amount after the change will equal the Specified Amount before the change minus the Accumulation Value on the effective date of the change. The resultant decrease in Specified Amount due to the Death Benefit option change will be allocated to the initial and any previous increase in Specified Amount consistent with the method used

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

when a Policyowner requests a decrease in Specified Amount. A surrender charge may also be assessed, consistent with that for a decrease in Specified Amount. (See Section II.F.) The minimum Specified Amount to maintain a preferred risk classification after a change in Death Benefit option is $100,000. A change in Death Benefit option will not be allowed if the Specified Amount remaining in force after the change is less than the minimum shown in the following table. A decrease in Specified Amount due to a Death Benefit option change during the time the Guaranteed Coverage Benefit is in effect will not change the Guaranteed Coverage Premium requirement.

                         During                  Minimum
                      Policy Year           Specified Amount

                           1                     50,000
                           2                     45,000
                           3                     40,000
                           4                     35,000
                      Thereafter                 25,000

If the Death Benefit option is changed from Option B to Option A, the Specified Amount after the change will equal the Death Benefit under Option B on the effective date of the change. Such increase in Specified Amount will be allocated to the most recent increase in Specified Amount insurance segment. If there has been no prior increase, it will be allocated to the initial Specified Amount segment. An increase in Specified Amount due to a Death Benefit option change will generally increase subsequent Monthly Deductions and surrender charge. If such increase in Specified Amount occurs during the time the Guaranteed Coverage Benefit is in effect, the Guaranteed Coverage Premium requirement will increase.

I. RIDERS

Subject to certain requirements, American National may provide certain additional optional benefits. Such optional benefits will be provided by riders to the Policy. The cost of any such riders will be deducted as part of the Monthly Deduction. American National reserves the right to change the selection of riders that may be added to a Policy. Riders in force during the time the Guaranteed Coverage Benefit is in effect will increase the Guaranteed Coverage Premium requirement.

J. REPAYMENT OF POLICY DEBT

See Section II.D., "Policy Loan".

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

                   II. REDEMPTION OF POLICIES AND TRANSFERS

A. GUARANTEED COVERAGE BENEFIT

American National agrees to keep the Policy in force during the period after the Date of Issue as stated on the Policy Data Page and provide a Guaranteed Coverage Benefit during that period so long as certain Policy provisions are met even though, in certain instances, the Policy may not have positive Surrender Value at one or more points during such period. The Policy provisions that must be met include:

    . On each Monthly Deduction Date within the period, the sum of premiums paid equals or exceeds the sum of 1. and 2.:

      1. the sum of Guaranteed Coverage Premium for each month from the start of the period, including the current month and

      2. any partial surrenders and any increase in Policy Debt since the start of the period.

    . The Guaranteed Coverage Premium must be paid in advance to keep the Policy in force, even if the Surrender Value is zero or less.

The Guaranteed Coverage Benefit is applicable only for the number of years from issue as stated on the Policy Data Page. An increase in the Specified Amount does not start a new Guaranteed Coverage Benefit period, although an increase in Specified Amount during the period the Guaranteed Coverage Benefit is in effect will increase the Guaranteed Coverage Premium for the remainder of such period. A decrease in Specified Amount during the Guaranteed Coverage Benefit period, including a decrease due to a Death Benefit option change or a partial surrender, will not decrease the Guaranteed Coverage Premium. The Guaranteed Coverage Premium will be increased for the remainder of the Guaranteed Coverage Benefit period if a rider is added or increased during such period. Increases in Specified Amount or rider additions made after the end of the Guaranteed Coverage Benefit period will not have the Guaranteed Coverage Benefit.

B. POLICY LAPSE AND GRACE PERIOD

Unless the Guaranteed Coverage Benefit is in effect, lapse will occur when the Surrender Value is insufficient to cover the Monthly Deduction or Policy Debt exceeds Accumulation Value less any surrender charge, and a grace period expires without a sufficient payment. The grace period begins on the date the Surrender Value is insufficient to cover the Monthly Deduction or the date Policy Debt exceeds the Accumulation Value less any surrender charge. American National will notify the

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

Policyowner and any assignee on record at the Company's home office, at the beginning of the grace period, by mail addressed to the last known address on file with the Company. The notice will specify the premium required to be paid, which will be sufficient to cover the Monthly Deduction if the Surrender Value is insufficient or the excess of Policy Debt over Accumulation Value less any surrender charge. The grace period ends 61 days after the notice is mailed. Failure to pay the required amount within the grace period results in lapse of the Policy. If the Insured dies during the grace period, any overdue Monthly Deductions and Policy Debt will be deducted from the Death Benefit Proceeds.

C. SURRENDERS

At any time during the lifetime of the Insured and while the Policy is in force, the Policyowner may partially or totally surrender the Policy by sending written notice to American National and submitting the Policy. Except for the provision for postponement of payments as, for a full surrender, described in Section II.M., full and partial surrenders are generally paid within 7 days after receipt of a written request at American National's home office. In addition, payment of surrenders which would be derived from a premium payment made by check which has not cleared the banking system may also be deferred.

Full Surrender:

    On a full surrender, American National will pay the Surrender Value, determined at the end of the Valuation Period during which the surrender request is received. Coverage under the Policy will terminate as of the date of a full surrender.

    If the Policy is surrendered, a surrender charge may be assessed. Surrender charges are calculated separately for the initial Specified Amount and for each increase in Specified Amount. The surrender charge for the initial Specified Amount is applicable under the 14th Policy anniversary. For an increase in Specified Amount, the surrender charge is applicable for 14 years after the Effective Date of such increase. Thereafter, there is no surrender charge.

    The surrender charge is assessed based on a rate per $1,000 of initial or increase in Specified Amount. This rate is the same for the first 5 years since issue or increase, as applicable, grading to zero after 14 years.

    Proceeds payable upon full surrender are generally paid in one sum. However, American National currently allows the Policyowner to elect to have such proceeds paid under the provision for settlement options set forth in the Policy.

Partial Surrender:

    Partial surrenders are irrevocable. The amount of a partial surrender may not exceed the Surrender Value at the end of the Valuation Period during which the request is received less an amount sufficient to cover Monthly Deductions for 3 months. The minimum partial surrender is $100.

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

The Accumulation Value will be reduced by the sum of the amount of the partial surrender, a $25 fee for each partial surrender and, if Death Benefit Option A is in effect, a partial surrender charge. This amount will be deducted from the Accumulation Value, and values in connection therewith determined, at the end of the Valuation Period during which the request is received. The deduction will be allocated to the Subaccounts and the Fixed Account according to Policyowner instructions, provided the minimum amount remaining in a Subaccount as a result of the allocation is $100. In the event no allocation instructions are provided, the partial surrender will be allocated among the Subaccounts and the Fixed Account in the same proportion as the Accumulation Value in each Subaccount and the Fixed Account prior to the partial surrender bears to the total. In the event the allocation instructions conflict with the $100 minimum described above, American National reserves the right to allocate the partial surrender among the Subaccounts and the Fixed Account in the same proportion as the Accumulation Value in each Subaccount and the Fixed Account prior to the partial surrender bears to the total. The partial surrender charge will be assessed consistent with the method for a decrease in Specified Amount. (See Section II.F.).

The Death Benefit will be reduced by the amount by which the Accumulation Value is reduced due to any partial surrender. If Option A is in effect, the Specified Amount will be reduced. Where increases in the Specified Amount occurred previously, a partial surrender will reduce the last increase first, and then each other increase in order of the more recent first, and finally the initial Specified Amount. If Option B is in effect, the Specified Amount will not change. A partial surrender will not be effectuated if the Specified Amount remaining in force after the partial surrender would be less than the minimum set forth in the following table. In addition, the minimum Specified Amount to maintain a preferred risk classification after a partial surrender is $100,000. A decrease in Specified Amount due to a partial surrender during the time the Guaranteed Coverage Benefit is in effect will not change the Guaranteed Coverage Premium requirement.

                      During             Minimum
                   Policy Year      Specified Amount

                        1                50,000
                        2                45,000
                        3                40,000
                        4                35,000
                    Thereafter           25,000

D. POLICY LOANS

At any time while the Policy is in force, the Policyowner can borrow from American National using the Policy as security for the loan. The minimum amount which may be borrowed is $100. Except as otherwise required by applicable state law or regulation, the maximum amount may be borrowed during the first 3 Policy Years is 75% of

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

the Surrender Value at the end of the Valuation Period during which the loan request is received. After the first 3 years, the maximum loan amount is 90% of the Surrender Value at the end of the Valuation Period during which the loan request is received. Preferred loans are available after the seventh Policy Year. Determination of whether a loan is preferred occurs at the time the loan is made. Subject to the aforementioned maximum loan amount, the amount available as a preferred loan equals the Accumulation Value less Policy Debt and less premiums paid (adjusted as partial surrenders). The loan may be completely or partially repaid at any time while the Insured is living.

Except for the provision for postponement of payments as described in Section II.M., loans are generally paid within 7 days after receipt of a written request. In addition, payment of loans which would be derived from a premium payment made by check which has not cleared the banking system may also be deferred.

Loans accrue interest on a daily basis at a rate of 5.0% per year, 3.0% for preferred loans. Interest is due and payable on each Policy anniversary. If unpaid when due, interest will be added to the amount of the loan and bear interest at the same rate.

Amounts held in the General Account to secure Policy loans will earn interest at an annual rate of 3.0% credited on the Policy anniversary. This interest will be allocated to the Subaccounts and the Fixed Account on each Policy anniversary in the same proportion that premiums are being allocated at that time.

When a loan is made, Accumulation Value equal to the amount of the loan will be transferred from the Separate Account and the Fixed Account to the General Account as security for the indebtedness. The Accumulation Value transferred out will be deducted from the Subaccounts and the Fixed Account in accordance with Policyowner instructions. The minimum amount that can remain in a Subaccount or the Fixed Account as a result of a loan is $100. In the event no allocation instructions are provided, the loan will be allocated among the Subaccounts and the Fixed Account in the same proportion as the Accumulation Value in each Subaccount and the Fixed Account prior to the loan bears to the total. In the event the allocation instructions conflict with the $100 minimum described above, American National reserves the right to allocate the loan among the Subaccounts and the Fixed Account in the same proportion as the Accumulation Value in each Subaccount and the Fixed Account prior to the loan bears to the total. In addition, Accumulation Value will be transferred from the Subaccounts and the Fixed Account to the General Account to secure indebtedness if loan interest is not paid when due in any Policy Year. This deduction will be allocated among the Subaccounts and the Fixed Account using the same method described above for the funding of loans. No charge is imposed for these transfers.

Policy Debt equals the total of all Policy loans and accrued interest thereon. Policy Debt may be totally or partially repaid at any time while the Insured is still living. Payments received by American National while a Policy loan is outstanding are treated as repayment of Policy Debt (and not premiums) only if the Policyowner so requests. Each loan repayment amount must be at least $10 or the full amount of Policy Debt, if less. As Policy Debt is repaid, Accumulation Value equal to the loan amount repaid will be transferred from the General Account to the Subaccounts and the Fixed

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

Account. Such transfer will be allocated among the Subaccounts and the Fixed Account at the end of the Valuation Period during which the repayment is received. The allocation will be in the same proportion that premiums are being allocated at the time of repayment.

Whenever Policy Debt exceeds the Accumulation Value less any surrender charge, the Policy's grace period provision will apply. (See Section II.B.)

E. DEATH BENEFITS AND DEATH BENEFIT PROCEEDS

The Policy provides life insurance coverage as long as it remains in force. The Policyowner selects one or two Death Benefit options. Until age 95, the Death Benefit under either option will never be less than the current Specified Amount. Under Option A, until age 95 the Death Benefit is the current Specified Amount or, if greater, the applicable corridor percentage of the Accumulation Value at the end of the Valuation Period that includes the date of death. Under Option B, until age 95 the Death Benefit is the current Specified Amount plus the Accumulation Value or, if greater, the applicable corridor percentage of the Accumulation Value at the end of the Valuation Period that includes the date of death. The applicable corridor percentages are listed in the Policy. Under either Death Benefit option, the Death Benefit at age 95 and thereafter equals the Accumulation Value.

Except for the provison for postponement of payments described in Section II.M., Death Benefit Proceeds are generally paid within 7 days after American National receives Satisfactory Proof of Death and all other applicable requirements are met. During the Insured's lifetime, the Policyowner may arrange for the Death Benefit Proceeds to be paid in a lump sum or under one or more of the optional methods of payment provided for in the Policy's settlement options provison. If no election is made, American National will pay the Death Benefit Proceeds in a lump sum. When Death Benefit Proceeds are payable in a lump sum and no election of an optional method of payment is in force at the date of death of the Insured, the Beneficiary may select one or more of the optional methods of payment. Any amount left with American National for payment under a settlement option will be transferred to the General Account and will not be affected by the investment performance associated with the Separate Account. Once payments have begun, the payment option may not be changed. American National reserves the right to make other payment options available.

An election or change of method of payment of Death Benefit Proceeds must be in writing. A Change in Beneficiary revokes any previous settlement election. Further, if a Policy is assigned, any amount due to the assignee will first be paid in one sum. The balance, if any, will be paid in one sum to the designated Beneficiary unless an optional method of payment is elected.

If the Insured dies during the grace period, any unpaid Monthly Deductions that may apply and Policy Debt will be deducted from the Death Benefit Proceeds. Contestability of the Policy is as provided under Policy Provisions. American

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

National's liability may also be affected if the Insured commits suicide, as provided for under Policy provisions.

F. DECREASE IN SPECIFIED AMOUNT

Subject to certain limitations, the Policyowner can decrease the Specified Amount at any time after the first 3 Policy Years. (No decrease in Specified Amount is allowed during the first 3 Policy Years). A written request from the Policyowner is required for a decrease in Specified Amount. The minimum amount of a decrease is $5,000. No decrease in Specified Amount can be made if the Insured's Attained Age exceeds 94. The Specified Amount remaining in force may not be less than the minimum shown in the following table. In addition, the minimum Specified Amount to maintain a preferred risk classification after a decrease in Specified Amount is $100,000. A decrease in Specified Amount may affect the rates at which charges and deductions are assessed against the Policy.

                      During             Minimum
                   Policy Year      Specified Amount

                        4                35,000
                    Thereafter           25,000

If following the decrease in Specified Amount the Policy would not comply with the guideline premium limitation under federal tax law, the decrease may be limited or Accumulation Value returned, at the Policyowner's election, to the extent necessary to meet this requirement. A decrease will reduce the Specified Amount in the following order:

    (a) The Specified Amount provided by the most recent increase;

    (b) The next most recent increases successively; and

    (c) The initial Specified Amount.

A surrender charge will be deducted from the Accumulation Value for each decrease in Specified Amount. Such deduction will be the sum of surrender charges computed separately for each reduction in Specified Amount as required by (a)-(c) above. The surrender charge for each reduction is a pro rata portion of any surrender charge applicable to a full surrender of the related increase or initial Specified Amount. This portion will be based on the percentage reduction in the related increase or initial Specified Amount. The surrender charges applicable to each increase or the initial Specified Amount remaining in force will be reduced on a pro rata basis.

Any decrease in Specified Amount will take effect on the Monthly Deduction Date which coincides with or next follows the date American National receives the written request from the Policyowner.

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

G. TRANSFERS

The Policyowner may transfer Accumulation Value among the Subaccounts or from the Subaccounts to the Fixed Accounts as often as desired. Transfers may be ordered in person, by mail, or by telephone. The total amount of each transfer must be at least $250 or the balance of the Subaccount, if less. The minimum amount that may remain in a Subaccount after a transfer therefrom is $100. Transfers will be effected, and values in connection therewith determined, on the later of the end of the Valuation Period which includes the transfer date designated in the request or the end of the Valuation Period during which the transfer request is received. The first 12 transfers per Policy Year will be permitted free of charge. A $10 transfer charge will be imposed each additional time amounts are transferred during the year. This charge will be deducted from the amount transferred. Transfers resulting from Policy loans, the dollar cost averaging program or the rebalancing program will not be subject to a transfer charge. In addition, such transfers will not be counted for purposes of determining the number of transfers allowed without charge in each year.

Once each Policy Year, and only during the 30 day period beginning on the Policy anniversary, transfers may be made from the Fixed Account to the Subaccounts. This transfer is without charge. The maximum amount which may be transferred from the Fixed Account to the Subaccounts is the greater of 25% of the amount in the Fixed Account or $1,000. Transfer requests received prior to the Policy anniversary will be effected at the end of the Valuation Period during which the Policy anniversary occurs. Transfer requests received within the 30 day period beginning on the Policy anniversary will be effected as of the end of the Valuation Period in which a proper transfer is received.

American National will employ reasonable procedures to confirm the transfer instructions communicated by telephone are genuine. The procedures American National will follow for telephone transfers may include some form of personal identification prior to acting on instructions received by telephone, providing written confirmation or the transaction, and making a tape recording of the instructions given by telephone.

H. REFUND PRIVILEGE

The Policyowner may cancel the Policy within 10 days after receiving it. If a Policy is canceled within this time period a refund will be paid. Except as otherwise required by state law or regulation, the amount of the refund will be the amount of the premiums paid adjusted by investment gains during the 15 day period such premiums have been allocated to the AN Money Market Portfolio and by investment gains and losses thereafter. To cancel the Policy, the Policyowner should mail or deliver the actual Policy form to American National's home office or to the office of one of its agents.

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

Payment of refunds may be delayed as per the provision for postponement of payments described in Section II.M. In addition, payment of refunds which would be derived from a premium payment made by check which has not cleared the banking system may also be deferred.

I. DOLLAR COST AVERAGING

Under the dollar cost averaging program, the Policyowner can instruct American National to automatically transfer, on a periodic basis, a predetermined amount or percentage from any one Subaccount or the Fixed Account, to any Subaccount(s) or the Fixed Account. The automatic transfers can occur monthly, quarterly, semi-annually or annually, and the amount transferred each time must be at least $1,000 in total. The minimum transfer to each Subaccount must be at least $100. At the time the program begins, there must be at least $10,000 of Accumulation Value. Transfers under dollar cost averaging will be affected, and values in connection therewith determined, at the end of the Valuation Period that includes the transfer date designated in the instructions.

The Policyowner can request participation in the dollar cost averaging program when applying for the Policy or after the Date of Issue. Transfers will begin as specified by the Policyowner. The Policyowner can specify that only a certain number of transfers will be made, in which case the program will terminate when that number of transfers has been made. Otherwise, the program will terminate, if on a transfer date, the Accumulation Value is less than $5,000.

The Policyowner can increase or decrease the amount of transfers or discontinue the program by sending written notice to American National or by the telephone, if a telephone transfer authorization form is on file. There is no charge for participation in this program. In addition, transfers made pursuant to this program will not be counted in determining the number of transfers allowed without charge each year.

J. REBALANCING

American National will rebalance a Policy by allocating premiums and transferring Accumulation Value among the Subaccounts and the Fixed Account to ensure conformity with current allocation instructions. Rebalancing will be performed on a calendar quarter, semi-annual or annual basis as specified by the Policyowner. Rebalancing will be effected, and values in connection therewith determined, at the end of the Valuation Period that includes the rebalancing date designated in the request. There is no charge for participation in this program. In addition, transfers of Accumulation Value made pursuant to this program will not be counted in determining the number of transfers allowed without charge each year. At the time the program begins, there must be at least $10,000 of Accumulation Value. The program will be discontinued if, on a rebalancing date, the Accumulation Value is less than $5,000.

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

The Policyowner can request participation in the rebalancing program when applying for the Policy or after the Date of Issue. The Policyowner can discontinue the program by giving written notice or calling American National by telephone.

K. MONTHLY DEDUCTION

The Monthly Deduction is the sum of the:

    . cost of insurance charge,

    . applicable charge for any riders, and

    . monthly policy charge.

The Monthly Deduction will be deducted from the Accumulation Value as of the Date of Issue and on each Monthly Deduction Date thereafter. It will be allocated among the Subaccounts and the Fixed Account in the same proportion as the Accumulation Value in each Subaccount and the Fixed Account bears to the total on that date.

The cost of insurance charge equals the cost of insurance rate multiplied by the net amount at risk. The net amount at risk equals the excess, as of the Monthly Deduction Date, of the Death Benefit over the Accumulation Value after deduction of the monthly policy charge and the applicable charge for any riders.

The monthly policy charge equals the sum of the monthly per policy load and the monthly load per $1,000 of Specified Amount.

The monthly cost of insurance charge and the monthly load per $1,000 of Specified Amount will be calculated separately for the initial and each increase in Specified Amount (i.e. for each segment). The sum of the amount calculated for each segment equals the total for the Policy for the month.


L. DAILY ASSET CHARGE

A Daily Asset Charge will be deducted from the Separate Account. Such charge will equal 1.25% annually of the average daily Accumulation Value of the Separate Account, and therefore each Subaccount. The Daily Asset Charge will be deducted from the Accumulation Value of the Subaccounts on each Valuation Date. The deduction on each Valuation Date will be calculated using a rate derived by dividing the 1.25% annual rate by 365 and multiplying the result by the number of days since the last Valuation Date. No Daily Asset Charge will be deducted from the Fixed Account.

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
               FOR VARIABLE UNIVERSAL LIFE II INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

M. POSTPONEMENT OF PAYMENTS

Payment of any amount upon refund, full surrender, partial surrender, Policy loan, benefits payable at death and transfers, which require valuation of a Subaccount, may be postponed whenever;

    . the New York Stock Exchange (NYSE) is closed other than customary week-end and holiday closings, or trading on the NYSE is restricted as determined by the SEC,

    . the SEC by order permits postponement for the protection of Policyowners, or

    . an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's Accumulation Value.

Full or partial surrender or Policy loans from the Fixed Account may be deferred up to 6 months from the date of written request.

                              III. COMMUNICATIONS

American National may from time to time update or otherwise revise procedures, requirements and specifications for receiving (and sending) communications regarding the issuance of the Policies, payment of premiums, surrenders, transfers, changes in Specified Amount or Death Benefit option, loans, or other matters. Current requirements for "written" notice or other "written" communications may, at American National's sole option, be changed to permit some or all such communications to be made by facsimile, e-mail or other Internet type transmissions, voice mail, recorded telephone conversations, or other means. Current requirements that communications must be sent to and/or received at American National's "home office" may be changed, at American National's sole option, to permit or require that some or all communications be sent to and/or received at one or more other locations or facilities designated by American National.